LASER-PACIFIC MEDIA CORPORATION
                              809 N. Cahuenga Blvd.
                           Hollywood, California 90038
                                 (323) 462-6266

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  July 16,1999

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of the accompanying proxy by the Board of Directors of Laser-Pacific Media Corporation, ("the Company"), a Delaware corporation. This proxy is for use at the annual meeting of stockholders of the Company (the "Annual Meeting"). The Annual Meeting is to be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Blvd., Hollywood, CA 90028 on July 16, 1999 at 3:00 p.m., and at any adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

     All shares of common stock of the Company ("Common Stock") represented by a properly completed proxy received in time for the Annual Meeting will be voted by the proxy holders in accordance with the instructions contained therein. If instructions are not given in the proxy, it will be voted "FOR" the election of the directors nominated as set forth under "Election of Directors" below, and "FOR" the adoption of the amendment to the 1997 Stock Option Plan. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment. At the time of the mailing of this Proxy Statement, the Company was not aware of any matters needing to be acted upon at the meeting except for those matters discussed in this Proxy Statement.

     Any stockholder who returns a proxy has the right to revoke it at any time before it is exercised by attending the Annual Meeting and voting in person; or by delivering a written statement to the Company, stating that the proxy is revoked; or by executing and delivering to the Secretary of the Company a duly executed proxy bearing a later date than the enclosed proxy.

     This Proxy Statement, together with the accompanying proxy, is first being mailed to the Company's stockholders, on or about May 28, 1999, to the Company's stockholders of record at the close of business on May 20, 1999.

     The Company's principal executive offices are located at 809 North Cahuenga Boulevard, Hollywood, California 90038

VOTING SECURITIES

     The Company has one class of stock outstanding, designated Common Stock, with a par value of $.0001. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting, except as described under "Election of Directors," below. Only stockholders of record as of the close of business on May 20, 1999 are entitled to notice of and to vote at the Annual Meeting. As of the record date, May 20, 1999, there were 7,361,000 shares of Common stock outstanding.

     A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Annual Meeting to constitute a quorum for the transaction of business. Abstentions and other "non-votes" are counted as present for establishing a quorum. A broker non-vote occurs on a proposal where a broker is not permitted to vote on the matter absent instructions from the beneficial owners of the shares and no instructions are given.

Election of Directors

     The Company is incorporated in the State of Delaware and neither the laws of that state nor the Certificate of Incorporation of the Company requires cumulative voting in the election of the Board of Directors. However, under certain circumstances, as set forth in Section 2115 of California Corporations Code, stockholders may be entitled to cumulate their votes. The Board of Directors has determined that stockholders may cumulate their votes with respect to the election of directors for the Company if one or more stockholders gives notice at the Annual Meeting, prior to voting, of an intention to cumulate votes for a nominated director. A stockholder may cumulate votes by casting for the election of one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or by distributing his votes on the same principle among as many candidates as he sees fit. If a proxy is marked "FOR" the election of directors, it may, at the discretion of the proxy holders, be voted cumulatively in the election of directors. If cumulative voting is utilized, the proxy holders intend to distribute the votes represented by each proxy, unless such authority is withheld, among the four nominees named, in such proportion as they see fit. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. Abstentions have no effect on the vote and brokers are permitted to vote your shares even if the broker does not receive voting instructions from you.


Approval of Amendment to Option Plan

     Approval requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy, and entitled to vote. Abstentions are counted and have the effect of a vote "against". Without your voting instructions, your broker may not vote your shares on this proposal card and a broker non-vote will occur. Broker non-votes, however, are not considered shares entitled to vote and therefore will not affect the Proposal's approval or outcome.


                                  PROPOSAL 1
                              ELECTION OF DIRECTORS


Nominees

     Four directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting and until his respective successor is elected and qualified. The Board of Directors has nominated for election as directors the four persons named below. All of these nominees have consented to being named herein and have indicated their intention to serve as directors of the Company, if elected. If any of such nominees should be unable or should decline to serve, the discretionary authority provided in the proxies received will be exercised to vote for a substitute nominee or nominees of the Board of Directors, unless otherwise instructed. Unless otherwise directed in the accompanying proxy, the persons named therein will vote for the election of the four nominees listed below. The Board of Directors has no reason to believe that any substitute nominee will be required.

     The following table sets forth certain information as of April 30, 1999, with respect to the Board's nominees:

Director Name        Age  Since  Position  with Company

James R. Parks       48   1990 Chairman of the Board and Chief Executive Officer
Emory M. Cohen       56   1990 President, Chief Operating Officer and Director
Thomas D.Gordon      50        Nominee
Ronald Zimmerman (1) 59   1996 Director

(1)  Member of the Audit Committee.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED. PROXIES RETURNED TO THE COMPANY WILL BE VOTED "FOR" THE NOMINEES NAMED UNLESS OTHERWISE INSTRUCTED.




Biographical Information on Current Directors

     The following biographical information is furnished with respect to the Company's directors:

     James R. Parks has been Chairman of the Board and Chief Executive Officer of the Company since March of 1994 and a director since the inception of the Company in 1990. Since 1978, Mr. Parks has been a partner of Parks, Palmer Turner and Yemenedjian, certified public accountants. On January 1, 1999, Mr. Parks also became Managing Director of Parks, Palmer Business Services, Inc. In 1995, a partnership in which Mr. Parks was an officer of the corporate general partner and which held real property, filed for reorganization under Chapter 11. In 1996, the reorganization was dismissed and the real property was sold.

     Emory M. Cohen is the Company's President and Chief Operating Officer and a director and has held such positions since the inception of the Company in 1990. Mr. Cohen received a motion picture Academy Award in 1978 for inventing a system that applies electronic and videotape technology to motion picture post-production sound recording, and an Emmy Award in 1989 in connection with the Company's Electronic Laboratory (TM).

     Cornelius P. McCarthy III has served as a director of the Company since October 1996. Since December, 1996, Mr. McCarthy has been employed as an Senior Vice President with Pennsylvania Merchant Group, Ltd. Mr. McCarthy has served in similar capacities with Laidlaw and Company, November, 1993 to December, 1996. Mr. McCarthy currently serves on the Boards of Directors for Bonded Motors, Inc. and Phoenix International Life Sciences, Inc. Mr. McCarthy's employer, Pennsylvania Merchant Group, Ltd. functions as a market-maker in Laser Pacific Media Corp.'s common stock.

     Ronald Zimmerman has served as a director of the Company since October 1996. Mr. Zimmerman is a self-employed financial advisor and businessman. From 1986 to 1994, he served as Director, Senior Vice President and Chief Financial Officer of the Todd-AO Corporation.


Biographical Information on Nominee who is not a Current Director

     Thomas D. Gordon has served since 1994 as the Chief Executive Officer of the Cedars-Sinai Medical Care Foundation, Cedars-Sinai Health System Medical Network Services and Medical Group of Beverly Hills, Inc. From 1989 to 1994, Mr. Gordon served as the Chief Executive Officer of the Medical Group of Beverly Hills. In addition, Mr. Gordon serves as Assistant Clinical Professor for the Graduate Program in Health Care Administration and Institute for Diversity Program at the University of Southern California.


     No family relationships exist between any of the officers, directors or nominees of the Company.

                                   PROPOSAL II

               APPROVAL OF AMENDMENT TO THE 1997 STOCK OPTION PLAN

     The Company's Board of Directors (the "Board") and shareholders have previously adopted and approved the Company's 1997 Stock Option Plan (the "Option Plan"). The Option Plan as originally approved authorized the issuance of up to 500,000 options. As a result of exercises, a total of 267,700 shares of Common Stock remain reserved for issuance under the Option Plan of which 225,400 shares were subject to outstanding options as of April 30, 1999. Options with respect to 94,400 shares of Common Stock were exercised in 1998 and with respect to an additional 137,900 shares of Common Stock were exercised in 1999 through April 30. In April 1999, the Board of Directors approved an amendment to the Option Plan, subject to shareholder approval, to increase by 500,000 shares the number of shares reserved for issuance thereunder to 767,700.

     At the annual meeting, the shareholders are being requested to consider and approve the proposed amendment to the Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 267,700 shares currently to 767,700. This will increase the number of shares available for grant under the Option Plan from 42,300 shares to 542,300. In all other respects, the Options Plan will remain in full force and effect in the form presented to the shareholders for approval in 1997. The Board of Directors believes that the amendment will enable the Company to continue its policy of widespread employee stock ownership as a means to motivate high levels of performance and to recognize key employee accomplishments.


DESCRIPTION OF THE OPTION PLAN

     The 1997 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors (the "Board") of the Company on April 2, 1997, and by the stockholders at the following Annual Meeting. The purpose of the Option Plan is to provide participating officers, other key employees, directors and consultants with added incentives for high levels of performance and to encourage investment in the Company's common stock by such persons, thereby increasing their personal interest in the continued success and progress of the Company.

     In general, options granted under the Option Plan are intended to be either incentive stock options ("ISOs") qualifying for special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options ("NSOs") not entitled to any special tax treatment under the Code. The Option Plan is attached hereto as Exhibit A. Some of the more important features are summarized below, but the summary is qualified in its entirety by express reference to the terms of the Option Plan attached hereto.

     Shares Subject to Options; Changes in Corporate Structure: Subject to adjustment as hereinafter provided, no more than 267,700 shares of the Company's common stock may currently be issued pursuant to options granted under the Option Plan (767,700 shares if the amendment is approved). Shares subject to lapsed or terminated options will be available for future options. If any change is made in the stock subject to the Option Plan (through merger, consolidation, reorganization, stock split, combination of shares, exchange of shares or other change in the corporate structure of the Company effected without the receipt of consideration), such adjustment shall be made as to the maximum number and class of shares subject to the Option Plan, and the number, class and option price of shares subject to options granted under the Option Plan, as may be determined to be appropriate by the Board or the Committee (as defined below). In the event of a merger or consolidation in which the Company is not the surviving corporation, or upon the sale of all or substantially all of the assets of the Company, options outstanding at the time of such event shall become exercisable (unless the Board or Committee determines to accelerate the exercise of such options) for the same consideration that a Company stockholder becomes entitled to receive (less the per share exercise price) pursuant to such corporate reorganization or sale of assets.

     Administration of Option Plan: The Option Plan is to be administered by the Board, who may delegate administration to a committee composed solely of no fewer than two (2) non-employee directors of the Company (the "Committee"). The Board or Committee will designate the participants, the number of shares to be optioned to them, the option price and the term of each option. Each ISO and NSO granted pursuant to the Option Plan shall be authorized by action of the Board or the Committee and shall be evidenced by a separate written agreement with each participant.

     Eligible Participants: Officers, other key employees, directors and consultants of the Company will be eligible for options. Although it is not possible at the present time to determine which individuals may be granted options in the future under the Option Plan, it is expected that such determination will be made primarily on the basis of an individual's present and potential contribution to the management and development of the Company's business, taking into consideration any previous option grants to such individual. Only employees of the Company (including officers and directors who are also employees) shall be eligible to receive ISOs. Directors and consultants who are not full-time officers or employees will not be eligible to receive ISOs, but may be granted NSOs. The Company currently has two (2) non-employee directors and approximately 180 employees (including officers and directors).

     Option Price: The price at which shares may be purchased upon exercise of an option must be at least 100% (110% in the case of an ISO granted to "a more than 10% stockholder") of the fair market value of the Company's common stock on the date the option is granted.

     Maximum Exercisable Amount: The aggregate fair market value (determined at the time of grant) of the shares with respect to which ISOs are exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Company) shall not exceed $100,000. No comparable limit applies with respect to NSOs.

     Term of Options: No option may be granted under the Option Plan after April 1, 2007. The term of ISOs and NSOs shall not exceed ten years (five years in the case of an ISO granted to "a more than 10% stockholder"). Exercisable options granted under the Option Plan generally terminate thirty (30) days after an ISO optionee ceases to be employed by the Company or a NSO optionee ceases to be a director, officer or employee of the Company. However, in the event of the death or disability of an optionee, the period for exercise shall be extended for up to one (1) year following such optionee's death or disability. Upon termination of an optionee's employment or a non-employee's status as a director, all options which are not exercisable as described below shall terminate.

     Exercise of Options: Each option will be exercisable at such time or times with respect to such number of shares as shall be fixed by the Board or Committee. Options granted under the Option Plan may become exercisable in cumulative increments ("vest") as determined by the Board or Committee. When exercising options, optionees may pay the exercise price either in cash or, if the option agreement so provides, in shares of the Company's common stock, by surrender of options previously granted or any combination thereof. Shares of the Company's common stock used to exercise an option will be valued at their fair market value on the day the option is exercised. The difference between the exercise price and fair market value of the stock subject to any surrendered options on the day the option is exercised shall be equal to the option price of the shares being purchased. The Board or Committee may also provide for "reload options" pursuant to which an optionee who surrenders stock or options in payment for shares of the Company's common stock will acquire new options, which may be ISOs or NSOs, for the number of shares and options surrendered. Options are not transferable by an optionee except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order. During an optionee's lifetime, an ISO option is exercisable only by the optionee (or by a holder acquiring the shares pursuant to a qualified domestic relations order).

     Amendment of Plan: The Board may suspend, amend or terminate the Option Plan, but may not, without the prior approval of the stockholders: (1) make any material change in the eligible employees as defined in the Option Plan; (b) increase the total number of shares or maximum term for which options may be granted; or (c) change any provision of the Option Plan which would affect the qualification of ISOs as "incentive stock options" under the Code. Thus, the Board will have the power to alter the Option Plan in a number of ways, some of which could be significant, without obtaining stockholder approval.

     Federal Tax Consequences of Plan: The principal federal income tax consequences of participation in the Option Plan, in general, are as follows:

         A.       ISOs

     1. No income will be recognized by an optionee at the time of grant of an ISO or upon its exercise for regular income tax purposes.

     2. An optionee's basis for the stock acquired upon the exercise of an ISO ("ISO stock") will be equal to the price paid for the stock. See paragraph A.8 below for rules relating to the determination of basis when ISO stock is acquired in exchange for previously owned shares.

     3. The excess of the fair market value of the ISO stock over the exercise price will be treated as an item of tax preference for purposes of computing the alternative minimum tax in the year in which the option is exercised.

     4. The holding period for the ISO stock will commence upon the date the ISO is exercised.

     5. Upon the sale of ISO stock by an optionee who has held such ISO stock for at least (i) two years after the date on which the ISO was granted, and (ii) one year after the date on which the ISO stock was transferred to the optionee ("Special Holding Period"), the selling optionee will recognize long-term capital gain (or loss) in the amount by which the sales price exceeds (or is less than) the adjusted basis of the ISO stock. Any resulting gain will not be an item of tax preference; however, for purposes of determining alternative minimum tax, the basis of ISO stock will include the amount treated as an item of tax preference for the year in which the ISO was exercised. The foregoing Special Holding Period requirement does not apply to the exercise of an ISO after the death of an optionee by the optionee's estate or heirs.

     6. Except in the case of a "Disqualifying Disposition, " as defined in paragraph A.7, below, the Company receives no income tax deduction on the grant or exercise of an ISO.

     7. Any sale or other disposition of ISO stock prior to the satisfaction of the Special Holding Period is generally a "Disqualifying Disposition." A Disqualifying Disposition has the following income tax consequences to the optionee and the Company in the year of such Disqualifying Disposition:

     (a) Generally, the optionee will recognize compensation income in an amount equal to the excess of the fair market value of the ISO stock on the exercise date over the option price. If the Disqualifying Disposition is for a price which is less than the fair market value of the ISO stock on the exercise date, compensation income is reduced to the difference between the disposition price and the option price. If the Disqualifying Disposition results in a loss, i.e., the amount received in the Disqualifying Disposition is less than the option price, there is no compensation income.

     (b) In addition, the optionee will recognize capital gain income in an amount equal to the excess of the cash and fair market value of the other property received in the Disqualifying Disposition over the fair market value of the ISO stock on the exercise date. The capital gain will be treated as long-term capital gain if the ISO stock is held for more than one year prior to the Disqualifying Disposition. In all other events, the capital gain will be treated as short-term capital gain. If the selling optionee recognizes a loss because the sale price is less than the adjusted basis in the stock, the character of the loss will be long-term if the ISO stock is held for more than one year after its acquisition. In all other events, such capital loss shall be treated as short-term capital loss.

     (c) The Company will deduct as compensation expense an amount equal to the compensation income recognized by the optionee.

     8. If the ISO stock is acquired in exchange for shares of the Company's common stock previously acquired by an optionee, no income will be recognized by the optionee at the time of the exchange, but the optionee will be treated as having received two blocks of stock. To the extent that the total fair market value of the ISO stock received exceeds the fair market value of the Company's common stock surrendered (the shares constituting such excess fair market value being herein referred to as "Spread Shares"), it is possible that the Internal Revenue Service will contend that the price paid for the Spread Shares is zero, that an optionee's basis in the Spread Shares is therefore zero, and that the optionee's holding period in the Spread Shares commences on the date he exercises the option. The remaining shares will have a basis equal to the basis of the Company's common stock surrendered and a holding period which includes the period the Company's common stock surrendered was held. No regulations have been issued by the Treasury on this issue, and it may be reasonable for the holder of the ISO stock to take the position that the basis of the Company's common stock surrendered be allocated pro-rata to all of the ISO stock received and that all shares have a "carryover" holding period, including the period the Company's common stock surrendered was held. The surrender of old ISO stock in exchange for a new ISO stock pursuant to the exercise of an ISO is not a Disqualifying Disposition.

     9. If the ISO stock is acquired for surrender of options held by the optionee, the optionee will have compensation income equal to the difference between the exercise price and the fair market value of the stock subject to the surrendered options. The optionee is then treated as having acquired the ISO stock for an equivalent amount of cash.

         B.       NSOs

     1. No income will be recognized by an optionee at the time of grant of a NSO.

     2. At the time of exercise of a NSO, compensation income will be recognized by the optionee in an amount equal to the excess of the fair market value of the acquired stock ("NSO stock") on the exercise date over the option price.

     3. If the disposition of the NSO stock is restricted by applicable securities laws for a period of time, then no income will be recognized by such optionee until the expiration of the time period of such restrictions. At that time, the option holder will recognize gain in an amount equal to the excess of the fair market value of the NSO stock on the date the restriction expires over the option price. However, the option holder of the restricted stock may elect to recognize ordinary income upon the exercise of the NSO (as described in paragraph 2 above) rather than on the date the restriction expires.

     4. The amount of income recognized by the optionee upon exercise of a NSO will be deductible by the Company in the taxable year in which ordinary income is recognized by the optionee.

     5. An optionee's basis for the NSO stock will be the option price plus any amount recognized as ordinary income by reason of the exercise of the NSO, or upon expiration of the restriction under Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act").

     6. The holding period for the NSO stock will commence on the later of (i) the day after the NSO stock is transferred to the optionee, or (ii) with respect to an optionee whose shares are subject to a restriction under Section 16(b) of the 1934 Act, the day after the date the restriction expires, unless the option holder elects to recognize ordinary income upon exercise of the NSO, in which event the holding period will commence on the day after the NSO stock is transferred to the optionee.

     7. Upon the sale of NSO stock, capital gain (or capital loss) will be recognized by the optionee in the amount by which the sales price exceeds (or is less than) the adjusted basis of the stock. The gain (or loss) will be long-term or short-term capital gain (or loss), depending on the holding period for the stock. NSO stock held for more than one year will give rise to long-term capital gain (or loss).

     8. If NSO stock is acquired in exchange for shares of the Company's common stock previously acquired by an optionee, the optionee will be treated as having received two blocks of stock. To the extent that the total fair market value of the NSO stock received exceeds the fair market value of the Company's common stock surrendered (a number of shares having a fair market value equal to the excess being referred to as the "Spread Shares"), an optionee must include in gross income the fair market value of the Spread Shares as compensation income. The optionee's basis in the Spread Shares will be equal to the amount included in gross income and the holding period will commence on the day after the NSO stock is transferred to the optionee. The optionee will recognize no gain or loss with respect to the remaining shares which will have a basis equal to the basis of the Company's common stock surrendered and a holding period which includes the period the Company's common stock surrendered was held.

     9. If NSO stock is acquired for surrender of options held by the optionee, the optionee will have compensation income equal to the difference between the exercise price and the fair market value of the stock subject to the surrendered options. The optionee is then treated as having acquired the NSO stock for an equivalent amount of cash.


         C.       Withholding Taxes

     To the extent that any amount recognized by an optionee upon exercise of an option or upon a Disqualifying Disposition is subject to withholding for income and employment tax purposes, the Company may require the optionee to pay, in addition to the amount required to exercise the option, the appropriate amount of withholding, or the Company may withhold such amount from the optionee's other compensation.

     [For a description of prior option plans of the Company, see "Executive Compensation - Stock Option Plans"]

     Stockholders are requested in this Proposal 2 to approve the amending of the Option Plan. The affirmative vote by the holders of at least a majority of the shares of the Company's common stock present in person or represented by proxy at the 1997 Annual Meeting and entitled to vote on the proposal is required for approval of the Option Plan. Unless instructed otherwise, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies "FOR" approval of amendment to the Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL II



                               EXECUTIVE OFFICERS

     Officers are appointed by the Board of Directors of the Company. Information with respect to Messrs. James R. Parks (Chairman of the Board and Chief Executive Officer) and Emory M. Cohen (President and Chief Operating Officer) is set forth on page four. Information with respect to Leon D. Silverman, Robert McClain and Randolph D. Blim is set forth below:

Name                       Age                     Position with Company

Leon D. Silverman          44                      Executive Vice President

Randolph D. Blim           52                      Senior Vice President

Robert McClain             51                      Chief Financial Officer
                                                   Vice President and Secretary

     Leon D. Silverman has served as Executive Vice President since the inception of the Company in 1990. Mr. Silverman is a Founding Member of the Technology Council of the Television and Motion Picture Industry and currently serves as Executive Vice President of its Executive Committee. In addition, he currently serves as Executive Vice President and a member of the Board of Directors of the International Teleproduction Society.

     Randolph D. Blim has been the Senior Vice President of Engineering since the inception of the Company in 1990. Mr. Blim was awarded an Emmy in 1989 for Outstanding Achievement in Engineering Development in connection with the Company's Electronic Laboratory (TM).

     Robert McClain, Certified Public Accountant, became Chief Financial Officer in November 1994. He was employed by Betson Pacific as Chief Financial Officer and Director of Operations from 1992 through November 1994 when he left to join the Company.




                              BOARD OF DIRECTORS
Committees

     The Audit Committee is the only standing committee of the Board of Directors. The Audit Committee did not have a formal meeting during 1998. In March 1998, one member of the Audit Committee met with the independent accountants to discuss the results of the audit for the year ended December 31, 1997. The principal duties of the Audit Committee are to approve selection and engagement of independent auditors and review with them the plan and scope of their audit for each year, the results of such audit when completed and their fees for services performed. Mr. Zimmerman and Mr. McCarthy, the Company's outside directors, comprise the Audit Committee.

     The Company's Stock Option Plan is administered by the Board of Directors.


     Attendance and Compensation During the year ended December 31, 1998, the Board of Directors of the Company met five times. Each of the directors attended all of the meetings of the Board of Directors. Directors who are not officers or employees of the Company receive $1,000 per month. Ronald Zimmerman and Cornelius McCarthy were each granted options to purchase 30,000 shares of Common Stock, with an exercise price of $0.22, on December 12, 1997.


Delinquent Filings

     Based solely on a review of Forms 3 and 4 and any amendments thereto furnished to the Company pursuant to Rule 16a-3 (e) under the Securities Exchange Act of 1934 (the "Exchange Act"), or representations that no Form 5s were required, the Company believes that with respect to the year ended December 31, 1998, its officers, directors and beneficial owners of more than 10% of its shares of Common Stock timely complied with all applicable Section 16 (a) filing requirements under the Exchange Act.




                       REPORT OF THE BOARD OF DIRECTORS ON
                             EXECUTIVE COMPENSATION

     Under rules adopted by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information relating to the compensation and benefits provided to the Company's chief executive officer, and the four other most highly compensated executive officers of the Company at the end of 1998; a report furnished by the Company's Board of Directors regarding executive compensation; and certain information regarding the performance of the Company's Common Stock.

Executive Compensation

     The Board of Directors is responsible for reviewing benefits and compensation for all of the Company's officers. The Board's executive compensation policies are designed to enhance the financial performance of the Company and stockholder value.

     The executive compensation program is viewed in total considering all of the component parts: base salary, bonus and long-term incentive compensation in the form of stock options. In evaluating the performance of and in setting the salary and incentive compensation of the executive officers, the Board considers, in the aggregate, the following factors: industry factors, taking into account compensation paid by competitors and the amount required to be paid by the Company to retain key employees; the progress made by the Company in the growth of its business; the performance of the Company's stock; and the Company's overall financial performance.

     The Board of Directors awarded performance bonuses of $25,000 each for the fiscal year ended December 31, 1998 to James R. Parks, Emory M. Cohen, Randolph
D. Blim, Leon D. Silverman, and Robert McClain.


     Following is a summary of the current compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

     James R. Parks is currently employed by the Company at an annual salary of $208,000. Mr. Parks is not employed pursuant to a written agreement, but serves at the discretion of and on terms determined by the Board of Directors. Mr. Parks provides services to the Company on an as-needed basis.

     Emory M. Cohen has a five-year employment agreement with the Company, entered into as of May 15, 1990, which has no termination date but is terminable upon five years' written notice or upon 30 days notice for cause, as defined. Under the terms of the agreement, Mr. Cohen is entitled to a minimum annual salary of $350,000, subject to adjustment if the cost of living increases more than 10 percent in any year, with a bonus in an amount to be determined by the Board of Directors. In addition, he is entitled to other specified benefits such as an automobile, reimbursement of expenses, and life, health, and disability insurance benefits. Commencing on the effective date of a change of control of the Company, if; either the Company terminates the executive's employment contract, other than for specified reasons, or the executive elects to terminate his employment within nine months of the change in control, then the executive shall, on the date of either termination, receive a lump sum payment of three times his annual compensation. In the event payments are required as a result of a change of control, then no further compensation shall be payable to the executive under this agreement.

     Leon D. Silverman is currently employed by the Company at an annual salary of $275,000, and is entitled to other specified benefits such as an automobile allowance, reimbursement of expenses, and life, health, and disability insurance benefits. Mr. Silverman has no written agreement with the Company and serves at the discretion of the Board of Directors



                       REPORT OF THE BOARD OF DIRECTORS ON
                         EXECUTIVE COMPENSATION (cont.)

     Randolph D. Blim is employed by the Company pursuant to an employment agreement that expires on July 23, 2000. The agreement requires that the executive be given 120 days written notice prior to the date of termination. If a 120-day written notice is not given by either party, prior to the expiration of the current agreement, and in all subsequent years, the agreement will be renewed for one additional year. The agreement is terminable upon 30 days notice for cause as defined in the agreement. Mr. Blim is currently entitled to an annual salary of $207,000 with required yearly increases of 3% over the term of the agreement, with an annual bonus in an amount to be determined by the Board of Directors. He is also entitled to other specified benefits such as an automobile allowance, reimbursement of expenses, and life, health, and disability insurance benefits.

     Robert McClain is currently employed by the Company at an annual salary of $165,000 and is entitled to specified benefits such as an automobile allowance, reimbursement of expenses, and life, health, and disability insurance benefits. Mr. McClain is employed under a letter of agreement with the Company and serves at the discretion of the Board of Directors

     The SEC requires public companies to state their compensation policies with respect to federal income tax laws that limit to $1,000,000 the deductibility of compensation paid to the executive officers named in this proxy statement. In light of the current level of compensation of the Company's named executive officers, the Board of Directors of the Company has not adopted a policy with respect to the deductibility limit, but will adopt such a policy should it become relevant.

                       SUBMITTED BY THE BOARD OF DIRECTORS
                       OF LASER-PACIFIC MEDIA CORPORATION



     /S/ James R. Parks
     James R. Parks, Chairman

     /S/ Emory M. Cohen
     Emory M. Cohen

     /S/ Ronald Zimmerman
     Ronald Zimmerman

     /S/ Cornelius P McCarthy III
     Cornelius P. McCarthy III



                           SUMMARY COMPENSATION TABLE

     The table below shows, for the years ended December 31, 1996, 1997 and 1998, the annual and long-term compensation that was paid or accrued for those years to the Chief Executive Officer and the four most highly compensated executive officers.

                                                                            Long Term Compensation
                                                                    ----------------------------------------
                                                                    ----------------------------------------
                                       Annual Compensation                   Awards               Payouts
                              ------------------------------------------------------------------------------
                                                          Other
Name                                                      Annual     Restricted    Securities
And                                                      Compen-        Stock      Underlying      LTIP
Principal                                               Sation (1)    Award(s)       Options      Payouts
Position                 Year   Salary ($)   Bonus ($)     ($)           ($)           (#)          ($)

James R. Parks           1996      208,000         -0-          -0-           -0-           -0-         -0-
CEO                      1997      208,000         -0-          -0-           -0-        31,000         -0-
                         1998      208,000      25,000          -0-           -0-           -0-         -0-

Emory M.                 1996   *  410,002         -0-       17,394           -0-           -0-         -0-
Cohen
President                1997   *  402,000         -0-       18,488           -0-        37,600         -0-
                         1998   *  468,491      25,000       21,759           -0-           -0-         -0-

Leon D.                  1996   *  244,373         -0-        9,868           -0-           -0-         -0-
Silverman
Vice President           1997      240,506         -0-        8,198           -0-        26,800         -0-
                         1998      266,731      25,000        8,223           -0-           -0-         -0-

Randolph D.              1996   *  244,462         -0-        4,753           -0-           -0-         -0-
Blim
Vice President           1997      208,105         -0-        4,504           -0-        26,200         -0-
                         1998   *  281,883      25,000        4,504           -0-           -0-         -0-

Robert McClain           1996      153,464         -0-       13,349           -0-           -0-         -0-
Vice President, CFO      1997      159,792         -0-       13,000           -0-        23,900         -0-
                         1998      159,006      25,000        9,600           -0-           -0-         -0-


*Payment of compensation includes payments deferred from prior periods.

     (1) Other annual compensation includes the value of additional benefits and automobiles provided to the employee.

     The following Annual Return Percentage table compares the Company's annual total shareholder return on its Common Stock for the period from January 1, 1994 through December 31, 1998, with the annual return of the Standard and Poor's 500 Stock Index, and the Standard and Poor's Entertainment Index, a peer group of companies, neither of which include the Company.

                                             Annual Return Percentage
Company/Index                                             Dec 94     Dec 95    Dec 96     Dec 97     Dec 98
----------------------------------------------------- ----------- ---------- --------- ---------- ----------
Laser-Pacific Media Corp.                                  33.45       0.00    -16.67     -70.08    1186.63
S&P Entertainment-500                                       1.32      37.58     22.96      33.36      28.58
S&P 500 Index                                              -4.62      20.14      1.53      45.91      35.48




     The following Indexed Returns Performance Table compares the Company's cumulative total shareholder return on its Common Stock for the period from January 1, 1994 through December 31, 1998, with the cumulative return of the Standard and Poor's 500 Stock Index and a peer group of companies, the Standard and Poor's Entertainment Index, neither of which include the Company. The Performance Graph assumes $100 invested on January 1, 1993 in the Company's Common Stock, the S&P Entertainment Index and the S&P 500 Index.


                  Indexed Returns
                                            Base
                                           Period
Company/Index                              Dec 93     Dec 94      Dec 95       Dec 96       Dec 97      Dec 98
---------------------------------------- ------------ ----------- ------------ ------------ ----------- ------------
Laser-Pacific Media Corp.                        100      133.45       133.45       111.21       33.27       428.11
S&P Entertainment-500                            100      101.32       139.40       171.40      228.59       293.91
S&P 500 Index                                    100       95.38       114.59       116.35      169.77       230.01




Stock Option Plans

     The Company's 1997 Stock Option Plan originally provided for grants of an aggregate of 500,000 of either incentive or nonqualified stock options to officers, directors and key employees at prices equal to or greater than the fair market value of the underlying Common Stock at the date of grant. Options currently expire no later than 10 years from the grant date and are generally fully vested at the date of grant. All options outstanding under the Option Plan were exercisable at December 31, 1998. Under a prior stock option plan, which has expired, 97,781 stock options remain outstanding and were exercisable at December 31, 1998.

     At December 31, 1998, under all plans, options with respect to 461,381 shares of Common Stock were outstanding and exercisable and 42,300 shares remained available for future grant. See "Approval of Amendment to the 1997 Stock Option Plan" above.

     No stock options were granted under the Options Plan during the year ended December 31, 1998.

     The following table sets forth select information relating to stock options exercised during 1998 and outstanding as of December 31, 1998, held by the Chief Executive Officer and the four most highly compensated executive officers.


                                                                     Number of Securities         Value of Unexercised
                                                                    Underlying Unexercised        In-The-Money Options
                                                                       Options at FY-End                at FY-End
Name                               Shares       Value realized           Exercisable /                Exercisable /
                              acquired on                                Unexercisable                Unexercisable
                                 exercise
James R. Parks                          0               $ 0.00            31,000 / 0                 $67,766.00 / 0
Emory M. Cohen                          0               $ 0.00            69,231 / 0                 $82,193.60 / 0
Leon D. Silverman                  26,800           $35,979.00            22,594 / 0                      $0.00 / 0
Randolph D. Blim                        0                $0.00            39,576 / 0                 $57,273.20 / 0
Robert McClain                     23,900           $12,667.00            30,000 / 0                 $57,180.00 / 0



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to those persons known by the Company to own beneficially more than 5% of the Company's Common Stock as of April 30, 1999. Except as otherwise noted, and subject to applicable community property and similar laws, each person listed has sole voting power (if applicable) and investment discretion with respect to the securities shown as beneficially owned.

Name and Address                         Amount and Nature of         Percent of
Of Beneficial Owner                      Beneficial Ownership(1)        Class(1)

James R. Parks (2)                                        766,403        10.03%
1990 South Bundy Drive
Los Angeles, California 90025

McCrae Holdings Inc.                                      512,993         6.97%
C/O Chase Manhattan Bank
270 Park Avenue
New York, New York 10017

304 E. 45th Associates                                    500,000         6.79%
C/O Williams Real Estate Company, Inc.
530 5th Avenue
New York, New York 10036

     (1) For purposes of calculating each person's percentage, shares which may be acquired within 60 days upon exercise of warrants or stock options have been treated as outstanding. .

     (2) Includes 344,590 shares of Common Stock held by partnerships in which Mr. Parks is a partner, 250,000 shares issuable upon the exercise of outstanding warrants held by partnerships in which Mr. Parks is a partner, and 31,000 shares issuable upon the exercise of options held by Mr. Parks.



Security Ownership of Management and Directors

     The following table sets forth information with respect to the beneficial ownership of the Company's common stock as of April 30, 1999 by each of the Company's directors, the Company's chief executive officer and the four other most highly compensated executive officers of the Company. Except as otherwise noted, and subject to applicable community property and similar laws, each person listed has sole voting power (if applicable) and investment discretion with respect to the securities shown as beneficially owned.

Name and Address                Amount and Nature of                 Percent of
Of Beneficial Owner               Beneficial Ownership(1)             Class(1)

James R. Parks (2)                         766,403                       10.03%

Emory M. Cohen (3)                         214,882                        2.89%

Leon D. Silverman (4)                      118,254                        1.60%

Robert McClain (5)                          81,900                        1.11%

Randolph D. Blim (6)                        50,616                        *

Cornelius McCarthy                          30,000                        *

Ronald Zimmerman (5)                        30,000                        *

All Directors and Officers as a Group    1,292,055                       16.49%
(7 persons) (7)

*     Less than one percent.

     (1) For the purposes of calculating each person's percentage and that of all officers and directors as a group, shares which may be acquired within 60 days upon the exercise of warrants, stock options have been treated as outstanding.
     (2) Includes 31,000 shares issuable upon exercise of stock options, and also includes 344,590 shares of Common Stock held by partnerships in which Mr. Parks is a partner and 250,000 shares issuable upon the exercise of outstanding warrants held by partnerships in which Mr. Parks is a partner.
     (3)   Includes 69,231 shares issuable upon exercise of stock options.
     (4)   Includes 22,594 shares issuable upon exercise of stock options.
     (5)   Includes 30,000 shares issuable upon exercise of stock options.
     (6)   Includes 39,756 shares issuable upon exercise of stock options.
     (7) Includes 222,581 shares issuable on exercise of stock options and 250,000 shares issuable upon exercise of warrants.



                              CERTAIN TRANSACTIONS

     James R. Parks, Chairman of the Board and Chief Executive Officer of the Company, is a member of Parks, Palmer, Turner & Yemenidjian (PPTY), an accounting firm, which provides tax accounting and management consulting services to the Company. PPTY's billings for the year ended December 31, 1998 were approximately $61,000.

     In July 1997, the Company issued $1,000,000 of short-term Installment (Fixed Rate) Line of Credit Notes, Series 1997 to 35 Lake Avenue, a California limited partnership. James R. Parks, the Company's, Chief Executive Officer, is a partner in 35 Lake Avenue. The principal balance of the Notes bore interest at the rate of fourteen percent (14%) per annum. The accrued interest on the outstanding principal was payable on September 30, 1997, December 31, 1997, January 30, 1998, February 28, 1998 and March 30, 1998. The Company granted 35 Lake Avenue warrants to purchase 250,000 shares of the Company's common stock at the exercise price of $1.00 per share. In January 1998, 35 Lake Avenue agreed to amend the terms of the short-term Installment Line of Credit Notes extending the due date from March 30, 1998 until November 30, 1998. In consideration for the extension of the principal payments the expiration date of the warrants was extended for two additional years. On May 15, 1998 the outstanding principal balance on the notes was paid in full.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP has been the Company's independent auditors since the Company's inception. Audit services performed by KPMG Peat Marwick LLP in the fiscal year ended December 31, 1998, included the examination of, and reporting on, the annual financial statements of the Company, periodic discussions with management concerning accounting and reporting matters, and assistance and consultation in connection with filings with the Securities and Exchange Commission. The Board of Directors has retained KPMG LLP as the Company's independent accountants for the fiscal year ended December 31, 1999. A representative of KPMG LLP is expected to be present at the meeting. The representative will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

     Stockholders are advised that any stockholder proposal that is intended to be presented at the annual meeting of stockholders to be held in 2000 must be received by the Company at its principal executive offices no later than January 29, 2000.

     If you intend to present a proposal at our 2000 annual meeting and do not request timely inclusion of the proposal in our proxy statement, then we must receive notice of such proposal no later than April 19, 2000. If we do not receive notice by that date, no discussion of your proposal is required to be included in our 2000 proxy statement and we may use our discretionary authority to vote on the proposal if you do present it at our annual meeting.

                               PROXY SOLICITATION

     The solicitation of proxies will be by mail. Certain officers, executives and regular employees of the Company (without additional compensation) may solicit proxies by telephone, telegraph, mail or personal interviews, and arrangements will be made with banks, brokerage firms and others to forward proxy materials to all holders of shares of Common Stock. The total cost of such solicitation will be borne by the Company and will include reimbursement to banks, brokerage firms and others for their reasonable expenses in forwarding this Proxy Statement and the accompanying materials regarding the Annual Meeting to stockholders.

                                  OTHER MATTERS

     The only business that the Board of Directors intends to act upon at the Annual Meeting consists of the matters set forth in this Proxy Statement, and the Board of Directors knows of no other matters that will be acted on by any person or group. However, if any other matter properly comes before the Annual Meeting, the Proxy holders will vote the proxies thereon in accordance with their best judgment.


                          ANNUAL REPORT TO STOCKHOLDERS

     The Company's 1998 Report on Form 10-K, which comprises the Annual Report to Shareholders, is being mailed to the stockholders along with this Proxy Statement. The Annual Report is not to be considered part of the soliciting material.

                                              By Order of the Board of Directors
Hollywood, California                         /S/ Robert McClain
May 28, 1999                                  Robert McClain, Secretary